Exhibit M
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Amendment No. 2 to Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of Visteon Corporation. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

CYRUS CAPITAL PARTNERS, L.P.
By:	Cyrus Capital Partners GP, L.L.C., its general partner

By:	/s/ Stephen C. Freidheim
	Name:	Stephen C. Freidheim
	Title:	Managing Member

CYRUS CAPITAL PARTNERS GP, L.L.C.
By:	/s/ Stephen C. Freidheim
	Name:	Stephen C. Freidheim
	Title:	Managing Member

/s/ Stephen C. Freidheim
Stephen C. Freidheim, an individual